OCTOBER 24, 2019 / ALGT - Q3 2019 ALLEGIANT TRAVEL CO EARNINGS CALL
C O R P O R A T E P A R T I C I P A N T S
B.J. Neal
Christopher Allen Allegiant Travel Company - Director of IR
Drew Wells Allegiant Travel Company - VP of Revenue & Planning
Gregory Clark Anderson Allegiant Travel Company - Executive VP, Principal Accounting Officer & CFO
John T. Redmond Allegiant Travel Company - President & Director
Maurice J. Gallagher Allegiant Travel Company - Chairman of the Board & CEO
Scott D. Sheldon Allegiant Travel Company - Executive VP & COO
Scott W. DeAngelo Allegiant Travel Company - CMO
C O N F E R E N C E C A L L P A R T I C I P A N T S
Catherine Maureen O'Brien Goldman Sachs Group Inc., Research Division - Equity Analyst
Duane Thomas Pfennigwerth Evercore ISI Institutional Equities, Research Division - Senior MD
Helane R. Becker Cowen and Company, LLC, Research Division - MD & Senior Research Analyst
Hunter Kent Keay Wolfe Research, LLC - MD and Senior Analyst of Airlines, Aerospace & Defense
Joseph William DeNardi Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Airline Analyst
Matthew Aaron Wisniewski Barclays Bank PLC, Research Division - Research Analyst
Michael John Linenberg Deutsche Bank AG, Research Division - MD and Senior Company Research Analyst
Savanthi Nipunika Syth Raymond James & Associates, Inc., Research Division - Airlines Analyst
P R E S E N T A T I O N
Operator
Ladies and gentlemen, thank you for standing by and welcome to the Q3 2019 Allegiant Travel Company earnings conference call. (Operator Instructions.]
I would now like to hand the conference over to your speaker today, Chris Allen. Sir, please go ahead.
Christopher Allen - Allegiant Travel Company - Director of IR
Thank you. Welcome to Allegiant Travel Company's third quarter 2019 earnings call. On the call with me today are Maury Gallagher, the company's Chairman and Chief Executive Officer; John Redmond, the company's President; Greg Anderson, our Chief Financial Officer; Scott Sheldon, our EVP and Chief Operating Officer; Scott DeAngelo, our Chief Marketing Officer; Drew Wells, our VP of Revenue and Planning; and a handful of others to help answer questions. We'll start with some commentary and then open it up for questions.
The company's comments today will contain forward-looking statements concerning our future performance and strategic plan. Various risk factors could cause the underlying assumptions of these statements and our actual results to differ materially from those expressed or implied by our forward-looking statements. These risk factors and others are more fully disclosed in our filings with the SEC. Any forward-looking statements are based on information available to us today, and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The company cautions investors not to place undue reliance on forward-looking statements,which may be based upon assumptions and events that do not materialize.
To view this earnings release as well as a rebroadcast of this call, feel free to visit the company's Investor Relations website at ir.allegiantair.com.Just a reminder, our Investor Day will take place in Las Vegas on Wednesday, November 13. As such, we will use that event to speak about our expectations for 2020 rather than on this call.
With that, I would like to turn it over to Maury.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO

Thank you, Chris, and good afternoon, everyone. Thank you for joining us again. Busy day for you all. Appreciate your time. I'm happy to report our67th consecutive profitable quarter -- very profitable quarter, as you saw, on a year-over-year basis.
The question of the day is what's caused this dramatic improvement? Two reasons: one, the one-time expenses of the transition years of '17 and'18 are behind us; and two, the change to the all-Airbus fleet. In less than 24 months during 2017 and '18, we added 40 new Airbus aircraft, more than doubling our total to 76 at the end of last year. Today the fleet has grown another 12 or 13 airplanes to 89 aircraft.
We've showed great skill during this time managing the transition. Since 2001, operating used aircraft has been one of our core competencies.Used aircraft have been and continue to be a more capital-efficient asset for our lower utilization model. Since our earliest days, we have sourced aircraft in this more complex used aircraft market, including negotiating the transaction and coordinating the inductions. Because of this skill, our team has been recognized as one of the best aircraft traders worldwide.
And as shown in our transition, B.J. Neal and his team have done a tremendous job sourcing the 53 aircraft we have added since early 2017. None of today's results would have been possible without this critical component in our model. And unlike the MD, our Airbus are very financeable. Since 2013 and the acquisition of our first Airbus, we have -- our team has become very skilled in sourcing financing.
Clearly, we needed financing during the sprint of the past 2 years, adding 53 aircraft to date, including 13 new 186-seat A320s. Today our aircraft acquisition pace has slowed, and as a result, our free cash flow is increasing. To this date, we have already exceeded last year's $373 million of EBITDA.
Our paper is very much in demand, given our track record and the quality of our aircraft and our solid balance sheet. We do business around the world -- Japan, the U.S., Europe -- with as many as 16 world-class aircraft lenders vying for our business. No airline in my 40 years in this industry,to my knowledge, has transitioned this percentage of their fleet in such a short time so successfully.
Not only did we have to source and transition aircraft, we had to continue to run the airline. And during this 24-month period, we grew the airline by over 20%, trained over 400 pilots, 300 mechanics and added 57 new routes, all while still maintaining industry-leading margins.
And that leads us to our second benefit: we now have one of the latest-generation fleets of aircraft in the industry, a substantial improvement over our MD fleet. We understood the Airbus would materially improve our economic performance, allowing us to make more money per aircraft. Some were concerned our utilization-sensitive model might not work with this more expensive airplane. We told you it would, and the results this year are proving our case. Today the peaks and valleys are the same, but the Airbus has allowed us to increase the amplitude of that curve.
And during our 3 most productive months of the year -- March, June and July -- this past year we operated at an average of 9.7 hours. That's a 40%increase over the 6.9 hours that we averaged just in 2015. This September, our weakest month, we reduced our flying to 5 hours, continuing the trend that we've done for many years, but that's a 48% decrease. Again compared to 2015, we operated 4.2 hours but only a 39% decrease from the 6.9-hour peak of that year. We're following exactly the same pattern we established many years ago but are able to fly profitably more with each airplane, each day.
We told you at our 2016 Investor Day to expect this dramatic improvement in our financial results, particularly when we completed the transition to all Airbus. A comparison with 2016, that year we had a 27% operating margin with $1.49 per gallon of fuel. That generated $370 million of operating income. If you adjust the fuel that year to this year's $2.16 per gallon, the 2016 operating margin drops to a respectable 18.9%, but our year-to-date 2019 airline operating margin through the end of September is better. We're north of 20% -- again, the power of the Airbus.
We told you we would be operationally better as well with the Airbus fleet. We have led the industry in completion factor the past 18 months of the 21 months since January of 2018. This year in 2019, we have led the industry every month save last month, when we came in second because of Hurricane Dorian and its problems in Florida.
The Airbus has been critical to our improved operations, but our team is also doing its part. We've substantially upped our game in the past few years, and it shows. In 2017 there were concerns as well over the changeover in some of our personnel, and we would falter because of the departure of some of our senior management. We said we didn't think so and that we had a deep and wide bench with people who could backfill these departures. Today's management group is one of the best management teams it's been my pleasure to work with in my years here at the company.Each one is to be congratulated on their performance in the past 18 to 24 months, and growing our management team internally is one of the core competencies, again, most important at Allegiant, and I am most really proud of the fact that we are able to do this.
The quality of our product is shining through as well. You will hear from others about our customer feedback that is ranking us among the best airlines in the U.S. What you have today in front of you, ladies and gentlemen, is a group of over 5,000 team members who are focused and dedicated to providing customers with safe, reliable, fun transportation for a very low cost, what we've done the past 18 years. And none of this would have been possible without these team members and the management group out in front leading the way.
We're hitting on all cylinders, the first major component of Allegiant 2.0 is in place, and it's providing the underpinning for the other initiatives that are coming right behind. Hang on to your hats, folks; it's going to be a hell of a ride!

Thanks very much. With that, I'll turn it over to John for his comments.
John T. Redmond - Allegiant Travel Company - President & Director
Thank you very much. Good afternoon, everyone. Why we love the Airbus product, it all comes down to our amazing team of people with great leadership and great execution. I couldn't be more proud of what has been accomplished to date, but the best is yet to come. Maury talked about the amazing record we have going with completion, but also incredible to point out is our controllable A14 has been up year-over-year versus same month prior year for 21 of the last 22 months -- an incredible feat, again, by this wonderful team of folks we have working here.
I thought I'd take just a minute to give you a couple of quick updates on some important data points as it relates to Sunseeker, realizing that we'll provide incredible details around all of this when we have our Investor Day.
With regards to construction, we're on budget, with 67% of the total budget committed to date. And by the end of this year, over 80% of the total project budget will be committed. We look at by the end of this year, the building should be approximately 5 stories high, and all towers should be topped and wrapped in April of 2020. And again, as I mentioned before, if you go out on the website and click on the Project Updates tab, you could look at a drone video of the site, which is posted every single week.
I'll update you just on the branding and selling opportunities we have here. We will go on sale with the resort before the end of the year, so we're very excited by that. We have approximately 800,000 active Sunseeker emails to date, which incredibly enough, we have more than 5,000 emails from over 30 different states. Of course, that speaks volumes about the breadth of the brand awareness and the power of a leisure carrier to develop a resort brand well before a resort opens.

Also worth pointing out for anyone who's been on the website, people have the ability to go beyond just giving us an email and actually register their interest with full knowledge of what room rates are as well as providing us additional detail about how long they intend to stay, what their gender is, what their age is, whether they're retired or not, et cetera. When you look at the number of those folks who have actually registered their interest, we have 148,000 of them who have registered their interest to date. So again, very excited by these numbers. We can't wait for the opportunity to start letting these people express their further interest by actually booking with us. And again, that will happen before the end of this year.
And on that note, I'll turn it over to Drew.
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
Thank you, John, and thanks, everyone for joining us this afternoon. I'm very pleased to announce a third quarter TRASM of plus 4.3% year-over-year,plus 5.8% ASM growth despite a roughly 0.5-point headwind associated with Hurricane Dorian. As expected, the revenue momentum we saw building toward the end of the second quarter continued through the third, and we further capitalized on right-sizing capacity within the period with high July growth and negative September growth.
For the first quarter in company history, air and third-party ancillaries combined to produce more revenue than the scheduled service line. There are many reasons for this, including continued strength on bag performance, both online and at the airport, and the best 3Q third-party revenue per passenger since 2013.
All three pillars of third party -- co-branded credit card, auto and hotel -- grew within the quarter, and we took home the Best Airline Co-branded Credit Card Award from the USA Today 10 Best Reader's Choice Awards, which is a huge honor for us and this program. Furthermore, we recently launched bundled ancillaries, one of our revenue EBITDA initiatives that should provide additional ancillary runway. While it's far too early to comment on performance, I look forward to updating everyone at Investor Day.
This ancillary outperformance was also matched with load factor expansion that improved with each month in the quarter, and I expect positive load factors to continue into the fourth. We will also begin to hit the MD80 retirement comparison for growth in the fourth quarter, which will create some monthly lumpiness and higher-than-typical growth rates. December is the first month for this, and we will see growth rates close to 20%,whereas the quarter as a whole will be between 8.5% and 9% year-over-year, with lower ASM growth in the off-peak of October and early November.
On a full-year basis, we have narrowed our 2019 ASM guide toward the higher end of the range and forecast growth of 8.5% to 8.9% year-over-year.As you may have noticed, we have removed system-level RPM and load factor from our releases. Non-scheduled service flight in this section include fixed fee as well as company-ferried and repositioning flights. Those other flights are generally flown empty and provide no value in terms of RPM generation. Fixed fees should be judged off of revenue generated, as we earn the same whether 5 people or 105 board that flight. That being said,fixed fee revenues set a company record of nearly $20 million in revenue in the third quarter and continues the streak of incredible performance.This success would not be possible without the incredibly well-run summer that our operations folks put together. Thank you for all of your efforts in accomplishing this great milestone.

And with that, I'd like to turn it over to Greg.
Gregory Clark Anderson - Allegiant Travel Company - Executive VP, Principal Accounting Officer & CFO
Thanks, Drew. To recap, the enterprise, including non-airline business units, reported $44 million in net income for the September quarter for $2.70 in earnings per share, which is up nearly 190% versus a year ago. For the first 9 months of the year, the enterprise has produced $10.54 in earnings per share, which is largely a result of our team members executing even better than initially planned across the organization. These improvements give us confidence to increase our full year 2019 EPS range to $14.25 to $14.75. This is an increase of $0.50 per share from our original full-year '19guide communicated back in January, a meaningful improvement just by the $0.05 increase in full-year '19 cost per gallon of fuel versus that original guide.
As Maury noted in his remarks, we are hitting on all cylinders, and our customers are taking notice. During the third quarter, Forbes named their best airlines to fly this fall. Allegiant was ranked #2. And as Drew mentioned, we were also recognized by USA Today's Reader's Choice Award for having the #1 airline co-branded credit card. We are delighted about the recognition and the improvements we are seeing to our brand.
The performance of the airline produced terrific financial results as well: an operating margin of 17.9% during the third quarter, more than doubling last year's operating margin of 7.6%. This will be our third consecutive quarter of year-over-year margin expansion and since retiring our MD80fleet late last year. We are certainly pleased with the airline's result and will remain focused on optimizing profitability.
We reported airline unit costs during the third quarter down 5.6% versus a year ago. These results were better than our internal expectations and were again driven by our excellent operational performance. In addition, we are constantly drilling down in all areas throughout the organization,exploring ways to improve while maintaining cost discipline.
Let me provide a couple examples that helped lead to better-than-expected cost performance during the September quarter. Station costs: our station team has been facing pressure in increasing rates with service providers. This is largely due to stay competitive in markets because of the historically low unemployment rates. To better balance, our team has worked with our strategic suppliers on structure, which has allowed us to significantly offset these headwinds as we scale growth together. Additionally, the improved operations has resulted in lower overall costs related to interrupted trip expense and ground handling charges. In the quarter we saw fixed station cost per departure decrease by almost 7% year-over-year.
Another example is with our marketing costs. Scott DeAngelo and his team are continually optimizing their approach to drive decisions based on demonstrated impact at the market and the customer level. In lieu of casting a wide net, they are better utilizing customer data to be more surgical,reaching the right customers in the right markets at the right times and thereby incurring less marketing spend while still receiving improved throughput. Marketing cost per passenger is down 11% versus last year.
We are pleased with the trajectory of our 2019 cost performance. During our Investor Days back in 2016 and '17, we provided an initial plan suggesting the airline would reduce its unit costs, excluding fuel, to $0.0628 by 2020. We are happy to report we not only expect to meet this guide,but to beat it in 2019, a year ahead of schedule.
Moving on to fuel, prices have moved around a bit during the quarter. We paid $2.16 per gallon during this time. With only 1 quarter remaining in the year and current prices in line with our full-year guide, we are maintaining our full-year fuel guide of $2.15. Our fuel efficiency improvements continue to trend nicely, as we saw a year-over-year increase of 3.6% during the third quarter to 80.3 ASMs per gallon. As such, we tightened our full-year fuel efficiency guidance to the upper part of the range, from 82.5 to 83 ASMs per gallon.
Turning to our strong balance sheet, we ended the September quarter with total cash and investments of $442 million, which represents 25% of trailing 12-month total revenue. We have $1.35 billion in total debt and are deleveraging ahead of schedule, as our debt to EBITDA is currently 2.8turns and net debt to EBITDA is 1.9 turns.
Our warehouse revolver of $81 million remains undrawn, and we have increased our number of unencumbered aircraft since June 30 by 4, as we now have 30 unencumbered aircraft. Our ending third quarter blended interest rate was 4.8%, a decrease of nearly 17 basis points from the second quarter 2019, which was largely driven by reductions in LIBOR rates. Because of these reductions, we are reducing our full-year 2019 interest expense guidance to $70 million to $75 million.
Looking to cash flow, the airline generated over $115 million of EBITDA during the quarter, an increase of 81.3% versus the same quarter last year.During the first 9 months of the year, the airline has generated over $400 million of EBITDA, which equates to $4.8 million per aircraft. We are on pace to well exceed $500 million in EBITDA for the year for the first time in our company's history and hit our 2019 target of $6 million in EBITDA per aircraft.

Also during the third quarter, we reinvested over $100 million back into the airline, purchasing 3 A320 aircraft and a spare CFM engine. We ended the quarter with 89 in-service aircraft and are on pace to hit our year-end plan, 93 in-service aircraft. We are adjusting down our full-year airline CapEx guidance by approximately $10 million, and we are reducing our full-year heavy maintenance CapEx by $12.5 million. This reduction is largely due to better costs during engine maintenance events.

Our efficiency in using and managing capital enables us to consistently return cash to our shareholders. During the quarter we paid our recurring quarterly dividend of $11 million and repurchased $14.7 million in outstanding shares. Our remaining share repurchase authority is around $85million.
In regards to our non-airline initiative, we are decreasing our expected full-year 2019 Sunseeker spend by $65 million. Our total expected project spend of $470 million remains unchanged. Included in this total is $25 million of pre-opening costs, which are not capitalized. A small portion of these pre-opening costs have been expensed in this quarter's non-airline $5.2 million operating loss. Additionally, these pre-opening costs will continue to flow through the combined non-airline P&L until the opening of the resort, which is on track for the second quarter of 2021.
Our family entertainment centers -- nonstop. They continue to improve, and we expect combined same-store results to produce positive EBITDA in full year 2020. Finally, we continue to make progress towards the sale of Teesnap and are in discussions with multiple potential buyers.
In closing, I'd like to add my many thanks to all of our hard-working team members, as these outstanding results are attributed to their terrific efforts, day in and day out. And with that, I'll turn it over to the operator for Q&A.
Q U E S T I O N S A N D A N S W E R S
Operator
[Operator Instructions.] Our first question comes from the line of Savi Syth of Raymond James.
Savanthi Nipunika Syth - Raymond James & Associates, Inc., Research Division - Airlines Analyst
Congrats on a great quarter. And I think, Greg, maybe a question for you. Really good performance on the cost side. The full-year guide kind of tells4Q might be similar to maybe slightly lower year-over-year declines in the airline CASM-X. Just given the level of capacity growth in third quarter,I'm surprised how good third quarter was, and maybe given the lower capacity growth in the fourth quarter, I'm a little surprised that maybe you're not seeing more in the fourth quarter, then.
Gregory Clark Anderson - Allegiant Travel Company - Executive VP, Principal Accounting Officer & CFO
Yes, Savi, thanks for the question. In the fourth quarter on the cost side, really, the headwinds we're going to face are around labor. We hired pilots,or we started hiring pilots for our 2020 growth, and so we've hired up to 100 pilots, and so that's going to impact our fourth quarter. And then in addition, profit sharing -- given the increase in profitability, that also increases our profit sharing, and so that, too, is putting a drag on the quarter.Those are the major headwinds. Other than that, we do expect airline CASM-X for the fourth quarter to be down, but not quite as down as much as the second or third quarter, like you mentioned.
Savanthi Nipunika Syth - Raymond James & Associates, Inc., Research Division - Airlines Analyst
Got it. And not looking for 2020 guidance or anything, but just as we go into 2020, just any puts and takes that we should keep in mind? And also,the utilization that was kind of highlighted and how much it's improved on the kind of Airbus now that we have the Airbus fleet -- any thoughts on just how much more that that can be pushed as well? Because I'm guessing that's the big driver of the cost benefit as well.
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
Sure, I'll take some of the utilization, and Greg, if you want to tack on. So I think, as you look forward, this year, 2019, will be the top of utilization. I would expect a peak month like March, June and July to remain elevated, at or very near kind of the upper 9's, almost 10 we were at. But you should see maybe close to a quarter-hour, I'd say, of utilization come off into next year.
Gregory Clark Anderson - Allegiant Travel Company - Executive VP, Principal Accounting Officer & CFO
Yes, and Savi, on the cost side for 2020, as Chris mentioned, we'll have our Investor Day in a few weeks and plan to provide further guidance there.I would say, though, we're really excited about providing that guidance. We've drilled down our budget and we're ready to go. We're -- at a high level or directionally, we fully expect to be under the guidance that we provided back in '16 and '17. That's $0.0628. We expect to be under thereon the cost side, but I'll kind of leave it at that, and then we'll provide more detail in a few weeks.

Operator
Our next question comes from Joseph DeNardi of Stifel.
Joseph William DeNardi - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Airline Analyst
Greg, can you just talk about -- you mentioned the, I think, $6 million in EBITDA per plane goal in 2020. Can you just maybe share how many aircraft you're assuming kind of are in this fleet at the end of the year -- next year? Thank you.
Gregory Clark Anderson - Allegiant Travel Company - Executive VP, Principal Accounting Officer, Secretary & CFO
Yes, so I think in next year, the management presentations that we put out there have us up to about 103 aircraft by year end. There are some puts and takes to go on that. I think, candidly, we expect to beat that by next year. We'll provide more detail on that at the upcoming Investor Day as far as the fleet plan is concerned. But what I would say, we would expect to hit that $6 million per EBITDA per aircraft next year as well.
Joseph William DeNardi - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Airline Analyst
Okay. And then, Maury, can you just talk about, just given kind of -- it sounds -- you've got some good momentum on the airline business. In termsof when you would kind of make a decision, maybe, on Sunseeker 2.0, should we assume that that's maybe a year or 2 down the road, or do you think you'd be in a position to say something, make a decision sooner? Thank you.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
On a macro basis, we've always said we'd do it on performance, and I don't think we've changed our tune on that. Right now, we're certainly in a build phase. And John can comment in a moment here, but he's going to turn it loose and start doing advanced sales here in the next 30 to 60days, and that will tell the tale. If it does really well, that's a data point. If it doesn't do as well as we'd like, that's another data point. But with the data we've put in there to date, I can tell you the Board and myself are very excited at having 150,000 people or thereabout that have specifically commented on rates, what they want for a product, size of rooms, lots of things we're doing.
Again, we've stressed for years, we've talked directly to consumers for 18 years now. We have this amazing amount of information, and we frankly didn't use it as well as we should have until the last, I'd say, 24 months, certainly 12. But we're upping our game here, and you're seeing us able to go out and source information from folks, give us data points. It's been a very, very positive thing, and so that data will drive decisions unlike anything I know I've had in my history in this business as we go forward. So stay tuned. John?
John T. Redmond - Allegiant Travel Company - President & Director
We've always said that we're very data driven, and we've got an incredible group of people here that provide us that insight so we can make very informed decisions based on this data. So even those 148,000 I mentioned to you, we are talking to them about every aspect of what it is we want to do at the resort going forward, and I'll share a lot of detail around that at the Investor Day.
But just to give you an example, one of the data points these individuals provide us is how long they want to stay. So when you look at that, the website, the length of stay that is indicated is expressed in a range, like 1 to 3 months or 3 to 6 months or 4 to 6 days, like that. So if you take the midpoint of those ranges that people have selected as being some barometer of what people will want on average in each of those ranges, we have to date demand for almost 2 million room nights. So it's pretty amazing. And again, we have somewhere between 250,000 and 280,000 room nights to sell on an annual basis. So demand is amazing. The Board will react to that based on how the customer reacts when we put it on the market. But we're pretty excited because of that level of interest that we're seeing.
Operator
Our next question comes from Duane Pfennigwerth of Evercore.
Duane Thomas Pfennigwerth - Evercore ISI Institutional Equities, Research Division - Senior MD
Congrats on the airline earnings. I don't want to steal any thunder from your event, but I wonder if you could just give us an update on the outlook for losses on the non-airline activities, if you have any update on the sale of Teesnap. And specifically into next year, one of the things we're interested in is if all the Sunseeker expenses, pre-opening expenses, will continue to be capitalized or if, as we get to kind of the second half or later 2020, if you'd start to see some OpEx from Sunseeker.
Gregory Clark Anderson - Allegiant Travel Company - Executive VP, Principal Accounting Officer & CFO

Hey, Duane, this is Greg. I'll kick it off, and then maybe John will want to provide some additional color, particularly on the Sunseeker side. As far as the non-airline costs or loss that we saw this year, if we compare it to next year, I would think it would probably be flat. And why I would say that is Teesnap will likely not be in there for a full year next year. And so that will offset some of the perhaps increased pre-opening expenses that we could see with Sunseeker as we're nearing, getting near opening.
As far as the pre-opening costs, they're actually not capitalized per se. They do run through the P&L. These are the pre-opening Sunseeker costs. And I just want to highlight that those are part of the $470 million all-in costs. But with that, I don't know if there's anything, John, you want to add or...
John T. Redmond - Allegiant Travel Company - President & Director
No, I think it's helpful just to emphasize that those pre-opening are not capitalized. They're expensed, which is why between now and opening you'll continue to see that. Just to give you some thoughts in that regard, we have $25 million we've mentioned is in the Sunseeker pre-opening.A few million of that will be spent -- has been spent to date and throughout the rest of this year. And of course, the balance of that will be in '20and '21. And a lot of it, of course, happens right before you open the resort and you start bringing on the greatest number of employees at that point in time. So again, it's part of the $470 million, but that amount is expensed until we open.
I guess the only Sunseeker OpEx you would see is a small amount that relates to the golf course that we have there. It's a de minimis amount, and that's all you'd see there.
Duane Thomas Pfennigwerth - Evercore ISI Institutional Equities, Research Division - Senior MD
That's helpful. And then just for my follow-up, given the success you're having in flexing up utilization, does it change your thinking at all regarding how far you can push it and the types of markets you can serve?
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
Yes, Duane, this is Drew, and I think what you'll see is as the years go by, and you'll see this as soon as 2020, kind of continuing to flex utilization indifferent directions. So we were very happy with how the peak months reacted to nearly 10 hours of utilization. We'll see that again next year with increased fleet growth, so pushing those even harder. But we know the demand doesn't exist as you get to late January, as you get in September,and there's really no reason to start to push those any higher. In fact, we want to pull those back. So we're not changing our mentality of markets we want to operate. We'll be able to, and a lot of it is because of the power of Airbus to fly a bit more on off-peak days, particularly Saturdays on the East Coast. But our mindset is still the same of what route mix works and scheduling to profitability like we always have.
Operator
Our next question comes from Helane Becker of Cowen.
Helane R. Becker - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst
I have 2 questions. My first question is on -- I guess on your unbundling initiative. Is there a point -- I guess there's Part A and Part B. Is there a point at which they would reach maturity? And at that point, what would the, like what would the contribution be expected to be? Like how much opportunity is there, I guess?
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
Yes, so this is Drew. We forecasted the bundled ancillaries to be worth between $1.00 and $1.25 per passenger. I see nothing that makes me move off that early on. This should hit maturity far faster than, say, the round-trip discount did. This is probably kind of a 6- to 9-month run-up, I would think, to kind of hit that, given the booking curve and just hitting the right kind of product mix and pricing.
Helane R. Becker - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst
Okay, so could it get to $2.00?
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
I think at maturity, we're talking $1.00 to $1.25.

Helane R. Becker - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst
Oh, I see.
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
There could very well be upside to that beyond, but I think that's the mature run rate, certainly not what we're hitting in Week 2.
Helane R. Becker - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst
Okay, perfect. And then my other question, completely unrelated and off topic, there have been a lot of companies that have gone bankrupt in the past year, a lot of airlines that have gone bankrupt. And there have been a lot of aircraft, used aircraft. And Maury, that's always been your sweet spot, finding attractively priced used aircraft. Do you have that opportunity now? Would you consider more or faster growth if you could get good aircraft into the network in a timely fashion? I don't know what timely means, but in a timely fashion?
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
We've pretty well set ourselves as a corporate goal of 10 a year, 10%. If a couple show up, that would be interesting; we could certainly absorb those.
The other thing that we do real well now is our fixed fee flying, so we can absorb airplanes, and we have the pilots, which we're going to be in good enough shape. We put those on in September, and we're doing very well, as the numbers showed you, for the Q3.
B.J.'s here. I don't think we're going to see any big opportunities for airplanes. Maybe somebody goes bust and the like, but did we take advantage of the Air Berlin or anything like that?
B.J. Neal
Yes, a handful of the aircraft coming in next year are from those situations.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Okay. I think what it did do for us is it moved forward our ability in the next year to 2 years to fill in what we want to do, and we're pretty well set through next year and into '21, for the most part, aren't we?
B.J. Neal
Yes, and then I would just add that there's lead times from parts and kits and other things in order to transition these into the FAA any more quickly than we are.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Yes, it's not an easy task, coordinating all the pieces, because we're also modifying these, typically, to 186 seats. There's mods you have to do and FAA standardization kits from Airbus, particularly each serial number. So as I mentioned in my comments, it's a very involved process, and the team here, we've done this consistently since 2001, and we're very good at it. B.J. and all of our team is homegrown, too, I might add, all the guys that work with him. That's a real win-win for everything we do in this airplane stuff.
Operator
Our next question comes from Hunter Keay of Wolfe Research.

Hunter Kent Keay - Wolfe Research, LLC - MD and Senior Analyst of Airlines, Aerospace & Defense
Correct me if I'm wrong, but I thought I saw a report where Micah (inaudible) said you guys need to hire 1,000 people for Sunseeker. I thought originally it said 500 people. So feel free to correct that. But the real question is, how are you going to find these people? Because obviously, they have to be nice and they have to be service oriented, and it's a tight job market down there. So can you talk to me about how this might be a long pole in the tent and how you're thinking about it? Thanks.

John T. Redmond - Allegiant Travel Company - President & Director
Hi, Hunter, this is John. We never underestimate the challenges it takes to hire significant numbers of people, so I don't want to sit here and say that it's a slam dunk. Having said that, I've also been around long enough where we will be the employer of choice in southwest Florida. There's no doubt about it. There is no one down there that offers the benefit packages and the like that we will offer down in that market. We've done a lot of homework down there. Micah and the team down there, we're comfortable we're going to be able to do this. We know there's some challenges associated with it, but we're getting demand already. We talk to people. People are coming to our website.
There's a lot of hospitality in the southwest Florida market, and I think that people who are going to be more concerned are the existing operators,because if you're working at one of these fine resorts that are down there and you want a better place to work, just because of the volume of people,the benefits that we're going to offer, you're going to leave. And that's no different than even used to happen here in Las Vegas. When a new property would open, everyone would leave from the old because they want to be with the newest. And of course, in our case, the best.
So we know there's a challenge, but it doesn't bother us. It just means we have to work a little bit harder, and we're up to that challenge.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Hunter, as an observer of this for the last 25 years, I remember when Bellagio opened up -- 9,000 people. They opened the doors. And it happened seamlessly. This town and the people that are coming from this town are used to doing this stuff. It's just part of the background and abilities, and there are challenges, as John said. But there's a high degree of comfort that the anticipation, the training -- all of that stuff has all been planned out.
John T. Redmond - Allegiant Travel Company - President & Director
There's a very established market down there, as all of us know, whether it's from Naples all the way north of Sarasota. There's wonderful hotels,wonderful restaurants. And all we have to do is attract people from those existing locations, so it's not like a huge training effort. We're going to find the best and brightest out of all those properties, and we look forward to it.
Hunter Kent Keay - Wolfe Research, LLC - MD and Senior Analyst of Airlines, Aerospace & Defense
So that's -- and the follow-up is on the same topic. Are you going to use a third party to help you recruit? Are you going to rely on word of mouth?What sort of personality traits are you looking for, looking to? For people that are experienced, are you looking for people that are energetic, and are you mainly looking to hire from the existing hospitality pool? I don't know, just kind of curious how you're thinking about the type of people you're going to recruit and that you want working and representing you.
John T. Redmond - Allegiant Travel Company - President & Director
You love people who are in the service sector, that you could actually swipe people who work at RSW Airport. Host people do some of the best jobs around in dealing with people. So it's not necessarily only those that come out of food and beverage or a hotel environment. We fully expect to get a significant number of those people, but we don't think we're going to have to hire third parties to do any of this for us. We have the internal resources in our own HR department here, so whether it's traditional job fairs or other approaches we will take, we're very comfortable about that.
There's an incredible level of excitement down there about the resort, a huge awareness of the brand. And every time I'm down there, and of course,our key people are already down there, living there. They're down, living there. We have a preview center open. So there's a huge level of interest already to come and see the resort.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
By the way, one other thing, Hunter, when you've got 5, 6, 7, 9 stories in the next few months, there's not going to be a bigger advertising billboard around about what's going on, and 40,000 people a day drive past this place. So there's no secret about what's going to happen and the awareness factor, even -- I don't go down as much as John, but I joke to John they could make him king down there. The impact we've had in that area on the jobs, the economic, it's incredibly beneficial to both parties, which is the way things should be, win-win. So people are going to know about this place. To John's point, it's going to be the happening place in the area.
John T. Redmond - Allegiant Travel Company - President & Director
I'll give you one data point that I think you'll find pretty interesting. We just hired a person into a title called “Reservations Manager”;We had 30 applications for that one position. So that's just an example of what we're going to see for most, if not all, the positions we're going tohave. And that's the experience that all of us have seen throughout our careers.

Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
One last comment. My theme in my comments is that you've got a pretty good management team sitting on this side of the phone call and that we've been down these roads before. We've done these things, and we've anticipated these problems. And one of the things you pay management for is to deal with problems. And there's going to be issues and things are going to happen, but this group that's running this place are world-class professionals, and I don't imagine this is going to -- anything is going to come up that they haven't seen before and haven't probably anticipated and/or won't react appropriately. So we're real excited, as we said in our comments, about the quality of the group running the show here and the people executing it.
Operator
Our next question comes from Catherine O'Brien of Goldman Sachs.
Catherine Maureen O'Brien - Goldman Sachs Group Inc., Research Division - Equity Analyst
A question that's on the EPS guide out, but apologies if I'm missing an obvious answer -- haven't had the chance to crunch the numbers here yet.But on the higher EPS, it looks like, is that really just kind of baking in the performance year-to-date, or is that something that's gotten better in your 4Q outlook because we don't have quarterly guidance from you guys anymore. Any help there would be great. Thanks.
Gregory Clark Anderson - Allegiant Travel Company - Executive VP, Principal Accounting Officer & CFO
It's Greg. I think what Maury alluded to or mentioned, and Drew also in his remarks on the revenue side, was fixed fee. That's coming in much stronger than what we had initially budgeted for. Throughout the year, costs have continued to come in much better, so that's been a very nice upside as well. But with that, revenue's been a nice story, and so I think it would be helpful for Drew to jump in and talk about that.
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
Yes, I think kind of across the board, fixed fee, again, with the record and third quarter that was previous to fourth quarter last year just continues to turn out incredible results. With the operation performing as well as it did, it opened up a lot of opportunities. We've hit a point with fixed fee where we're inserting their probabilities of success into the scheduling process to ensure that they're getting the space they need to maximize what they can do. But I think the other thing worth noting here is the third party that we called out. All three, between co-brand, auto and hotel with great jumps year-over-year that would have exceeded expectations a little bit. So very, very enthused by all of that.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Yes, a couple of other points. The Airbus is just a much superior product to the MDs. So we've got a lot of excess Airbus come September. It's an ideal time for us, and it's very much in demand. And to be fair, while we're pretty good and very happy with what we're doing, we're also benefiting from the MAX, capacity from Southwest and United, particularly in DoD. They just don't, haven't been there this year. They might have been in past years, and maybe next year. So we have to qualify it somewhat, but we've been able to pick up the slack very nicely because of our timing and having the airplanes and the quality of the airplane has been very much appreciated by our customers.
Catherine Maureen O'Brien - Goldman Sachs Group Inc., Research Division - Equity Analyst
Understood. Maybe just one quick clarifying one before I ask my second question. Maury, you meant benefiting on the fixed fee side, right? Or areyou making an overall comment on your revenue growth this year?
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
No, no, this is fixed fee I was talking about.
Catherine Maureen O'Brien - Goldman Sachs Group Inc., Research Division - Equity Analyst
Got it, perfect, okay. And then maybe one for you, Drew. Solid RASM performance here. Notice there was kind of a mix shift with fare revenue down a bit and air-related ancillaries showing strong growth. Is that an intentional switch as you're kind of turning on some of these new ancillary buckets,or was that fair performance, really, just like industry level driven? Thanks so much for the help.
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning

Yes, so there's a couple of factors there. Remember back 4Q last year, we shifted the CC fee and the fares, so that still is in effect.
We'll still see a small effect of that next quarter, maybe a little bit into 1Q before we completely lap that. But also, as the air ancillaries and the third parties have combined and continued to creep up, it's been in our best interest to drop fare where appropriate and fill that load in order to capture that ancillary. So I think there's a mixture of kind of both pieces there.
Operator
Our next question comes from the line of Michael Linenberg of Deutsche Bank.
Michael John Linenberg - Deutsche Bank AG, Research Division - MD and Senior Company Research Analyst
I guess this question is just to Maury, and it's just sort of thinking longer term. When I look at the profitability of your airline, its numbers are good;they're very good. They're industry-leading. And I sort of think about moving to the Airbus platform, improving your operations, but I think market selection is also a big part of it and the fact that 75% of your city pairs, it's basically just you guys. And so when I think about your moat and sortof the width of that moat, that's a big part of it.
As we think out over the next 3 to 5 years and we see everybody sort of clamoring for new markets and competition sort of picking up -- you look at growth plans and the like -- what does that percentage look like 3 to 5 years from now? How many more sort of, call it Fort Collins to Las Vegas routes, are out there? And if we fast-forward 3 to 5 years, do we see a similar, call it 75% market-city pairs where you're the only game in town? Just thoughts on that, Maury? Thank you.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Well, you're asking the wrong guy, Michael. I take all my direction from Drew and team. They've headed a long list of people who have picked routes over many years, so we're up to 490 routes?
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
470, give or take.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
470, yes. I don't even know my routes. But let Drew talk about that.
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
Yes, Mike, so we culled out in the past over 600 incremental routes, and of those, we believe it's roughly 10% that are actually competitive. So I think at worst, we can keep levels where we're at today, and under a more likely or best-case scenario, that we can actually grow the number of non-competitive routes that we operate. So we think we're well poised, not just today, but even more so into the future.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Yes, we're doing things -- Michael, we're doing things that, frankly, a number of years ago, I don't think would have thought. You're seeing travel trends change, things that are interesting, where in the early days where a really small city, mid-level cities and some of the things, there's just an evolution of where people want to go. And we're also, I think, teaching people how to go to other places, too, with some of the stuff that these guys experiment with and play with.
Michael John Linenberg - Deutsche Bank AG, Research Division - MD and Senior Company Research Analyst
Yes, no, that's one of the reasons I sort of threw Fort Collins out there as well. I think you are going back into that market, and I think that's going to be, what, an air traffic control operation that's remote, right? There's nobody there. You'll be able to fly in and out. I'm sure the airport costs are probably almost zero.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Yes, we have to get the air. The ATC issues are still bugging us a little bit. But yes, no, we fully plan on going in there very shortly.

Michael John Linenberg - Deutsche Bank AG, Research Division - MD and Senior Company Research Analyst
Okay, great. And just one other, and this would be to the team. Where are you guys with respect to pilot turnover? And I suspect that historically,it's actually been pretty low for you guys. But we see the numbers of retirements, this bow wave at the majors. We know that they're really starting to hire. They're pulling from all over the place. Are you guys, are you seeing anything there or is there anything in place that are keeping your guys there for the longer term? Any thoughts on that? Thank you.
Gregory Clark Anderson - Allegiant Travel Company - Executive VP, Principal Accounting Officer & CFO
Hi, Michael, it's Greg. No, we see about a 5% attrition rate, and it's nothing that's stepped up here there. It's been pretty level. One thing we do have at our airline that's unique is we have a great quality of life for our pilots, meaning they're out and back every day. And so our crew members, and our pilots in particular, I think they really appreciate that. And so it's been a nice recruiting tool, but kind of a retention tool as well for us here at Allegiant.
Michael John Linenberg - Deutsche Bank AG, Research Division - MD and Senior Company Research Analyst
Greg, just one quick one on that. How quickly can a new pilot at Allegiant get to captain? Is that 3 or 4 years? Can it actually be that quick?
Scott D. Sheldon - Allegiant Travel Company - Executive VP & COO
Hey, Michael, this is Scott. A new hire FO is about 70 days before he's in the right seat. And my guess at this point, given the trajectory, you're probably 2.5 years into the left seat thereafter.
Operator
Our next question comes from Matthew Wisniewski of Barclays.
Matthew Aaron Wisniewski - Barclays Bank PLC, Research Division - Research Analyst
Just a couple of real quick questions. I wanted to come back to the utilization and just really make sure I understand that. It's been a lot higher than it has been. What kind of flexibility do you have around that? I think you said it was coming down next year, but what kind of -- if markets turn out a little bit better than anticipated or demand kind of weakens, does that give you greater flexibility than you've had in the past?
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
Absolutely. One of the things we've always prided ourselves upon is our flexibility, and the Airbus has only grown what we're able to do, and primarily to the upside. It's very easy to bring the MD80 down, and we showcased that again this year. With the Airbus, we're still willing to bring it down under 5 hours a day in September. You never would have seen us do 10 hours in June, July and March with the MD80. So we have even more flexibility today than we used to, and we're going to continue to push some bounds, both on the high end and low end.
One thing about September is you can't just manufacture demand in the weakest of periods. And so you're not going to see us push very high there. But everywhere else, we'll continue to push and pull and try to find the right mix.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Matt, one other thing. It's got a very low -- lower break even point, particularly around fuel. And what's the ratio, Drew? $1.00?
Drew Wells - Allegiant Travel Company - VP of Revenue & Planning
It's like $1.00 a gallon, yes.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
$1.00 a gallon better. So that lets you fly down the curve more to less dense markets and/or weaker yield markets that you otherwise wouldn't have thought of doing with the 80s. So that flexibility to go kind of deeper into a Wednesday, perhaps, or a Saturday, depending, again, regionally where you're talking. That's just the benefits of the airplane.

Matthew Aaron Wisniewski - Barclays Bank PLC, Research Division - Research Analyst
Okay, great. And on kind of similar lines, if I look at costs, and I share respectful that you're probably not going to guide or anything. But I know if utilization potentially comes down a little bit, and then it looks like gauge is coming up, what other things should we keep in mind just as far as it could be impactful to the cost outlook next year?
Gregory Clark Anderson - Allegiant Travel Company - Executive VP, Principal Accounting Officer & CFO
Yes, Matt, I think just at a high level, the headwind for next year would likely be ownership. So I think as we continue to take motors and run them through our deferred maintenance program, which we're capitalizing and deferring, you're starting to see depreciation spike up a little bit. But Isay that cautiously. It's not too meaningful. But I think, honestly, that's one of the biggest headwinds we'll face.
I would say some tailwinds, continue to perform well operationally. We expect that, and so that's been a nice tailwind this year. We hope to see that moving forward next year. I want to say marketing as well. What Scott DeAngelo and his team, they've put some investment in our digital commerce, and so what that means is we're seeing a higher conversion rate. And so we've been able to take our marketing spend down significantly because of that. And as you've probably noted, we signed up to sponsor the, what's now called the Allegiant Stadium, but we signed that up, and we're able to keep that line item flat to down because of the terrific investment that Scott DeAngelo and his team have made into the digital-commerce world.
Operator
Our next question comes from Joseph DeNardi of Stifel.
Joseph William DeNardi - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Airline Analyst
Maury, I would imagine the performance from your credit card has maybe wildly exceeded your expectations. How do you ensure that you maximize the value from that business line? I think you guys broke out the revenue per pax for the first time this quarter. What can that reasonably get to in 3 to 4 years, do you think?
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Well, I'll make one comment and then turn you over to the guy who really understands it. We haven't -- it's not wildly exceeding. We made this forecast 4 years ago, and we're going to pretty much come pretty damn close to it, near as I can tell. So we expected a lot out of the card, and Scott and his team have taken ownership of it over the last couple of years, and -- Scott?
Scott W. DeAngelo - Allegiant Travel Company - CMO
Yes, you bet. We'll go into this in a little more depth at Investor Day. But right now what I can tell you is if you look at our new cardholder sign-up growth, it's about as straight as you can draw a line without a ruler. We have actually accelerated new card sign-ups, so we're nowhere close to plateauing. That doesn't answer your question when it can end, but I can tell you it will go linear for at least the foreseeable next couple of years.
The other tailwind we get is both by pre-negotiated and potentially extensions of our current agreement, which help on those variable parts of the contract. We get paid for signing up a new cardholder, but we also get paid a variable percent of what they spend. So as we aggressively kind of address both of those cardholder acquisition, cardholder retention and spend, as those parts go up, we get kind of even an acceleration. And so we'll go into that in more detail. But suffice it to say I see a pretty linear growth for the next 2 to 3 years, at the very least.
Joseph William DeNardi - Stifel, Nicolaus & Company, Incorporated, Research Division - MD & Airline Analyst
Yes, that's helpful. And then just on the stadium deal, I'm just kind of curious, given that the network seems to have pivoted away from Vegas alittle bit, and it wasn't -- the headline numbers suggest that it wasn't cheap, I guess. But could you explain kind of the rationale for doing that, andis there a credit card tie-in to that at all? Thank you.
Scott W. DeAngelo - Allegiant Travel Company - CMO
Yes, so there's not a credit card tie-in, but real quick, the rationale of 3 big things in this order. The first is awareness, and it's not even so much the 42 million visitors that will drive by or fly over here in Las Vegas. It's the 10s of millions, and then when you replay games that put those on ESPN,the billions of viewers that will see it across the nation and the power of the NFL. A fun stat I like to throw out that is always a head-scratcher -- 46out of the top 50 television programs last year were NFL games. So it gets us that national exposure, live from Las Vegas.

The other 2, real quickly, we'll be getting into sports travel, so not only will this be a name on the side of the stadium that's called out by Al Michaels and Chris Collinsworth on Sunday nights, but also we will sell tickets and travel packages to fly, stay, and actually attend events at Allegiant Stadium.
And the last that isn't necessarily, I guess, the smallest, is B2B relationships. I can't name names, because they haven't all been publicly disclosed,but big brewing companies, big soda companies, other like food and beverage providers have all reached out, not just for promotional opportunities,but think about our airline's buy-on board program, certainly Sunseeker. And these relationships that start around something like the stadium that can get us preferred deals on all of these things to reduce costs become a real big part of this that not a lot of people talk about, but now is being kind of the flagship of one of the most recognizable stadiums. We have everyone from auto manufacturers to the aforementioned companies calling us and wanting to discuss how we can do business together, so that becomes a benefit, too.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Why don't you comment, Scott, on the impressions we saw literally within a week, the news factor?
Scott W. DeAngelo - Allegiant Travel Company - CMO
Sure. And I know this is obscure marketing stuff, but all the marketing advertising we do in a year generates about 4 billion, with a B, impressions.After the announcement August 5, within 24 hours we were about 0.75 billion impressions. And kind of now, several months later, we're already at 2 billion-plus impressions. So about half what we spend on in a year was accomplished simply by the announcement and the media coverage.
And the last comment about this, it's great to throw impressions out there. The question is, well, are your customers or your prospective customers actually consuming them? One of the things that went into this was the knowledge that two-thirds of Allegiant customers and/or non-customers from Allegiant markets were avid NFL fans. That was more than double the national average. So the fact that we're throwing a lot of impressions out there via the coverage and association with the NFL, and our customer and prospective customer base consumes the NFL in droves, was the match we were looking for.
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Not to keep pushing on this issue, Scott, but maybe what might be helpful, too, is to let them know immediately after that top-off and what-not, the increase in traffic to the website.
Scott W. DeAngelo - Allegiant Travel Company - CMO
Yes, sure. So one of the things Greg alluded to all day is we put a lot of science between the relationships between things we do, whether it's TV advertising, email, big events, and how that impacts visitation to our website. One of those postulates, we use it overly, but when we do a newroute announcement, we typically would see 20% to 25% year-over-year increase in website visitors. News feeds all over the country come on and,”Hey, Allegiant's entering your market, flying to a new place.”; The week after the stadium announcement -- incidentally, we had a new route announcement -- they were at 35%, so a full 10 percentage points higher than our typical. And not only was it for that day, it actually lasted for the following days.
And the point there is simply that we don't believe that having Allegiant Stadium in and of itself does anything other than it makes Allegiant top of mind such that when you see that TV ad, when you get that email, when you see that new route, there is some fraction -- it's not double; it's to the tune of 5 to 10 bps -- of impact across everything we do, and we easily hit our mid to aggressive hurdle rate for what this investment needs to return for us.
Operator
Thank you. At this time I'd like to turn the call over to Maury Gallagher for closing remarks. Sir?
Maurice J. Gallagher - Allegiant Travel Company - Chairman of the Board & CEO
Thank you all very much. Appreciate your time and interest. Go get on your typewriters and start writing. You're busy.
See you.
Operator
Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.

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